Exhibit n.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm” and to the use of our reports dated March 7, 2018, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of KCAP Financial Inc., and dated April 20, 2018 with respect to the senior securities table of KCAP Financial, Inc. included in the Registration Statement (Form N-2) and related Prospectus of KCAP Financial, Inc. dated April 20, 2018.

/s/ Ernst & Young LLP

New York, New York

April 20, 2018